Exhibit 3.3

Mail to: Secretary of State		For office use only
Corporations Section
1560 Broadway, Suite 200
Denver, CO 80202
	(303) 894-2251	19981138509 C
MUST BE TYPED	Fax (303) 894-2242	$ 50.00
FILING FEE: $50.00		SECRETARY OF STATE
MUST SUBMIT TWO COPIES		07-30-1998 10:29:19

ARTICLES OF ORGANIZATION
Please include a typed
self-addressed envelope

I/We the undersigned natural person(s) of the age of eighteen years or more, acting as organizer(s) of a limited liability company under the Colorado Limited Liability Company Act, adopt the following Articles of Organization for such limited liability company:

FIRST:	The name of the limited liability company is: Sound Surgical Technologies LLC

SECOND:	Principal place of business (if known):

THIRD:	The street address of the initial registered office of the limited liability company is:
1390 Green Willow Lane, Greenwood Village, CO 80121

The mailing address (if different from above) of the initial registered office of the limited liability company is:

The name of its proposed registered agent in Colorado at that address is:

Douglas D. Foote

FOURTH:	X The management is vested in managers (check if appropriate)

FIFTH:	The names and business addresses of the initial manager or managers or if the management is vested in the members, rather than managers, the names and addresses of the member or members are:

	NAME	ADDRESS (include zip codes)

	Douglas D. Foote	1390 Green Willow Lane
Greenwood Village, CO 80121

SIXTH:	The name and address of each organizer is:

	NAME	ADDRESS (include zip code)

	Douglas D. Foote	1390 Green Willow Lane
Greenwood Village, CO 80121

	Signed /s/ Douglas D. Foote	Signed
	Organizer	Organizer

	COMPUTER UPDATE COMPLETE	Revised 7/95
BJS